Exhibit 99(a)

PRO TECH COMMUNICATIONS, INC.                                      PRESS RELEASE




Media Contact:
-------------
Joanna Lipper
Pro Tech Communications, Inc.
(203) 226-4447 ext. 3506
jlipper@nctgroupinc.com
-----------------------

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

              PRO TECH COMMUNICATIONS REPORTS FIRST QUARTER RESULTS
              -----------------------------------------------------

FORT PIERCE, FL, May 12, 2006 - Pro Tech Communications, Inc. (OTCBB: PCTU) reported net sales for the three months ended March 31, 2006 of $313,663, compared to $298,191 in the same period in 2005, an increase of 5%. Net loss for the three months ended March 31, 2006 was $468,062, compared to $452,316 for the same period a year ago, an increase of 3%. This increase in net loss was due mainly to increases in: (1) engineering and sales labor in connection with our NoiseBuster Electronic Noise Canceling Safety Earmuff and (2) interest expense; partially offset by reductions in our general and administrative expenses as management continues to closely monitor these costs.

About Pro Tech Communications, Inc.
-----------------------------------

Pro Tech Communications, Inc. engineers, designs and distributes audio and communications solutions and other products for business users, industrial users and consumers. The company's mission is to utilize its patented technologies to deliver the most advanced, feature-rich, durable and comfortable products at the most competitive price. Pro Tech's most recognized brands include the Apollo(TM) line of high-performance products for office and call center environments, the ProCom(TM) line of highly-durable headsets for drive-through restaurant personnel and the NoiseBuster(R) electronic noise canceling consumer audio headphone and safety earmuff. For more information, visit www.protechcom.com.
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PRO TECH REPORTS FIRST QUARTER 2006 RESULTS - p.2


Pro Tech Communications, Inc.                    For The Three Months
(Unaudited)                                        Ended March 31,
                                            -------------------------------
                                                 2006            2005
                                                 ----            ----
Net sales                                     $ 313,663       $ 298,191

Net loss                                      $(468,062)      $(452,316)

Net loss per share                            $(0.01)         $(0.01)

Weighted average number of                    75,234,140      73,390,133
   common shares outstanding

Cautionary Statement Regarding Forward-Looking Statements
Statements in this press release that are not historical are forward-looking. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but not limited to: Pro Tech's ability to generate sufficient funds to execute its business plan; its ability to obtain additional financing if and when necessary; general economic and business conditions; the level of demand for Pro Tech's products and services; the level and intensity of competition in its industry; difficulties or delays in manufacturing; Pro Tech's ability to develop new products and the market's acceptance of those products; and its ability to manage its operating costs effectively. These forward-looking statements speak only as of the date of this press release. Pro Tech undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors affecting Pro Tech's business and prospects are discussed in greater detail in Pro Tech's filings with the Securities and Exchange Commission, which are available online in the EDGAR database at http://www.sec.gov.